Exhibit 99.1 – Press Release issued by Internet America on August 19, 2003

INTERNET AMERICA REPORTS $2.5 MILLION NET INCOME

FOR FISCAL YEAR END RESULTS

AND REPORTS ITS FOURTH STRAIGHT QUARTER OF NET INCOME

DALLAS, August 19, 2003—Internet America, Inc. (OTCBB: GEEK) today announced results for its fourth quarter and year ended June 30, highlighted by net income of $641,000 for the fourth quarter and $2.5 million for the fiscal year ended June 30, 2003. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter was $784,000 and $3.6 million for the fiscal year ended June 30, 2003.

For the fiscal year, Internet America reported revenue of $17.5 million compared to $25.5 million a year ago. The Company recorded net income of $2.5 million, or $0.24 per share, for the fiscal year ended June 30, 2003 compared to a net loss of $11.6 million, or $1.15 per share, a year ago. There was no charge in the fiscal year ended June 30, 2003 for the amortization of goodwill, due to the adoption, effective July 1, 2002, of SFAS No. 142. Excluding amortization of goodwill of $14.1 million, the Company reported net income of $2.6 million or $0.26 per share for the fiscal year ended June 30, 2002. Internet America’s subscriber count was approximately 82,000 at June 30, 2003.

Internet America reported revenue of $3.7 million for the fourth quarter compared to $5.5 million for the same period a year ago. The Company recorded net income of $641,000, or $0.06 per share, for the quarter ended June 30, 2003 compared to a net loss of $3.1 million, or $0.30 per share, for the same period a year ago. Excluding amortization of goodwill of $3.5 million, the Company reported net income of $478,000, or $0.05 per share, for the quarter ended June 30, 2002.

The Company also announced that one of its directors, William O. Hunt, has resigned from the Board of Directors. As a result of his financing of an appeal bond in 2001, Mr. Hunt holds a transferable option to purchase approximately 9,500,000 shares of Common Stock at $0.35 per share. If unexercised, the option expires September 4, 2003. Mr. Hunt filed a Schedule 13D with the Securities Exchange Commission stating that he was evaluating all of his alternatives regarding the option. The Company currently has 10,379,938 shares of Common Stock issued and outstanding.

Jack T. Smith, President and Chief Executive Officer of Internet America commented, “We are pleased to announce our fourth consecutive quarter of net income and tenth consecutive quarter of positive EBITDA.” Mr. Smith continued, “The Company has consulted with investment bankers regarding the strategic alternatives related to Mr. Hunt’s purchase option. We have also communicated with Mr. Hunt regarding the purchase option, but we do not know whether the option will be exercised.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not increase revenues or improve EBITDA, profitability or product margins, (2) will not retain or grow its customer base, including its DSL and commercial services customers, (3) will not continue to achieve operating efficiencies, and (4) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general competitive, economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.

Internet America, Inc.

(OTC BB: GEEK)

Unaudited Financial Summary

(in thousands, except per share data and subscriber count)

	Three Months Ended		Fiscal Year Ended
	6/30/03	6/30/02	6/30/03	6/30/02
Subscribers	82,000	125,000	82,000	125,000
Internet services revenue	$3,708	$5,444	$17,493	$25,417
Other revenue	10	13	30	73

Total revenue	3,718	5,457	17,523	25,490
Connectivity and operations	2,074	2,745	8,736	12,719
Sales & marketing	80	126	487	699
General & administrative	780	1,636	4,715	7,589

EBITDA[1]	784	950	3,585	4,483
Depreciation	108	325	669	1,363
Goodwill amortization	—	3,531	—	14,147
Interest expense (income)	35	147	464	538

Net income (loss)	$641	$(3,053)	$2,452	$(11,565)
Basic income (loss) per share	$0.06	$(0.30)	$0.24	$(1.15)
Weighted average shares—basic	10,337,017	10,105,249	10,225,671	10,049,450
Fully diluted income (loss) per share	$0.06	$(0.30)	$0.24	$(1.15)
Weighted average shares—fully diluted	10,460,255	10,105,249	10,238,296	10,049,450
Net income (loss) plus goodwill amortization	641	478	2,452	2,582
Pro forma income per share[2]	$0.06	$0.05	$0.24	$0.26

Reconciliation of net income (loss) (a GAAP measure) to EBITDA (a Non-GAAP measure) (in thousands)

	Three Months Ended		Fiscal Year Ended
	06/30/03	06/30/02	6/30/03	6/30/02
Net income (loss)	$641	$(3,053)	$2,452	$(11,565)
Add:
Depreciation	108	325	669	1,363
Goodwill amortization	—	3,531	—	14,147
Interest expense	35	147	464	538

EBITDA	$784	$950	3,585	4,483

1 EBITDA: Earnings before Interest, Taxes and Depreciation and Amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance. Management has consistently used EBITDA on a historical basis as a measurement of the Company’s current operating cash income.

2 Pro forma income per share represents earnings per share, excluding goodwill amortization. The Company adopted SFAS No. 142 effective July 1, 2002, which resulted in no amortization expense being recorded subsequent to July 1, 2002.

	Fiscal Year Ended
	6/30/03	6/30/02
Current assets	$2,482	$4,044
Property and equipment, net	412	939
Other assets	4,381	4,451

Total assets	$7,275	$9,434
Current liabilities	$4,351	$5,702
Long-term debt, net	0	0
Long-term capital lease obligations	0	19
Accrued lawsuit	0	3,300

Total liabilities	4,351	9,021
Total stockholders’ equity (deficit)	2,924	413

Total liabilities and stockholders’ equity	$7,275	$9,434

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